Exhibit 1A-11

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby provide our consent, dated December 8, 2017, to the incorporation by reference in this Report on the Form 1-A registration of CF Fund II, LLC for the initial period June 30, 2017 of our report dated August 10, 2017 included in its Registration Statement on Form 1-A relating to the financial statements for the initial period June 30, 2017, listed in the accompanying index.

Spiegel Accountancy Corp

Pleasant Hill, California

December 8, 2017